Exhibit 21.1
TORRID HOLDINGS INC.
List of Subsidiaries as of January 28, 2023

Subsidiary	Jurisdiction of organization
Torrid Parent Inc.	Delaware
Torrid Intermediate LLC	Delaware
Torrid LLC	California
Torrid Administration, Inc.	California
Torrid Merchandising, Inc.	California
Torrid Ohio, LLC	Ohio
Torrid Canada Inc.	Canada